Exhibit 10(iii)(w)

Private & Confidential

Dated 12/8/2004

S.S.L. Services Limited	(1)

and

George Dienis	(2)

SERVICE AGREEMENT

Contents

Clause		Page

1	Definitions	3

2	Appointment	4

3	Duration of the Employment	5

4	Scope of the Employment	5

5	Hours and place of work	6

6	Remuneration	6

7	Expenses	7

8	Holidays	7

9	Sickness benefits	8

10	Employment Benefits	8

11	Restrictions on other activities by the Executive	8

12	Confidential Information and Company Documents	9

13	Inventions and other Intellectual Property	10

14	Termination	11

15	Restrictive Covenants	15

16	Notices	16

17	Former Service Agreements	17

18	Choice of law, submission to jurisdiction and address for service	17

THIS AGREEMENT is dated 12/8/2004 and is made BETWEEN:

(1)           S.S.L. Services Limited (No. 34839), whose registered office is at 3rd Floor, 14 Par-la-Ville Place, Par-la-Ville Road, Hamilton, Bermuda (“the Company”); and

(2)           George Dienis of 26 Aristofanous Street, Alimos, 17456, Athens, Greece(“the Executive”)

WHEREAS:

(A)  The Executive has been employed as Chief Operating Officer of Stelmar Shipping Ltd since 20 February 1993 by the Group, pursuant to terms and conditions of employment set out in various contractual documents.

(B)  The Executive shall continue to carry out his role as Chief Operating Officer of Stelmar Shipping Ltd, performing employment duties both in Greece and elsewhere in the world.

(C)  The terms and conditions governing the Executive’s work in Greece shall be set out in a Greek Service Agreement (hereafter “the GSA”).

(D)  The terms and conditions governing the Executive’s work outside Greece shall be set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1              Definitions

1.1           In this Agreement unless the context otherwise requires:

1.1.1                the following expressions have the following meanings:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person;

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act (it being understood that Stelshi Holding Ltd., Stelphi Holding Ltd. and Stelchi Holding Ltd. shall be deemed a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act for purposes of this Agreement);

“the Board” means the Board of Directors of Stelmar Shipping Ltd or its successors, as composed from time to time;

“the Employment” means the Executive’s employment hereunder;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“the Group” means Stelmar Shipping Ltd and the Group Companies;

“Group Company” means any Subsidiary of Stelmar Shipping Ltd;

“Intellectual Property” means copyrights, (including rights in computer software), patents, trade marks, trade names, service marks, business names (including internet domain names), design rights, database rights, semi-conductor topography rights, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world;

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act;

“Stelmar Shipping Ltd” means the Liberian company whose registered office is at 80 Broad Street, Monrovia, Liberia; and

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

1.1.2                references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

1.1.3                the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2              Appointment

2.1           The Company shall continue to employ the Executive and the Executive agrees to continue to act as Chief Operating Officer of the Company on and subject to the terms and conditions specified herein.

3              Duration of the Employment

3.1           The Employment shall commence on 19 July 2004 and, except as expressly otherwise provided in clause 14, shall continue until terminated by the Company giving to the Executive not less than 12 months’ notice in writing and by the Executive giving to the Company not less than six months’ notice in writing.

3.2           Notwithstanding clause 3.1, the Employment shall automatically terminate when the Executive reaches the age of 60 unless the Executive is notified otherwise in writing by the Board.

3.3           The Executive’s period of continuous employment began on 20 February 1993. The Employment is continuous with the Executive’s previous employment with the Group and the execution of this Agreement shall not cause an interruption in service.

3.4           The Executive represents and warrants that he is not bound by or subject to any court order, agreement, covenant, arrangement, regulatory code or undertaking or has any other interest or obligation which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

4              Scope of the Employment

4.1           The Executive shall be employed as Chief Operating Officer, in which position he shall:

4.1.1                report directly to the Chief Executive Officer of the Company;

4.1.2                devote the whole of his time, attention and skill to his duties under this Agreement and under the GSA;

4.1.3                faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

4.1.4                obey the reasonable and lawful directions of the Board;

4.1.5                comply with all the Company’s rules, regulations, policies and procedures from time to time in force and especially with Stelmar Management System Policy Manual (“the Manual”) the contents of which the Executive accepts and is fully aware of; and

4.1.6                keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection therewith as the Board may require from time to time.

4.2           The Executive shall if and so long as the Company requires and without any further remuneration therefore (except as otherwise agreed):

4.2.1                carry out his duties on behalf of any Group Company; and

4.2.2                act as a director or officer of any Group Company.

4.3           The Company may, if necessary, at its sole discretion transfer this Agreement to any Group Company at any time on the same terms and conditions as set out herein, subject to such Group Company’s express assumption of the Company’s obligations hereunder and subject to such transfer being effected for the best interests of the Company and not as a punitive or detrimental measure against the Executive.

4.4           The Executive agrees that he will provide a copy of clauses 12 and 15 of this Agreement (and a copy of any clause of the GSA relating to the same) to any person, firm, company or other entity making an offer of employment, agency, consultancy, partnership or joint venture to him/her during the Employment or thereafter whilst any restrictions in clauses 12 and/or 15 and/or the GSA remain in force immediately upon receiving any such offer.

5              Hours and place of work

5.1           The Executive’s principal place of work will be as set out in the GSA, but the Company may from time to time during the Employment require the Executive to work at any place outside Greece on either a temporary or an indefinite basis. Where the place of work does change such change shall not be considered a detrimental amendment to the Executive’s terms and conditions of service and shall not give the Executive the right to terminate this Agreement claiming severance pay or extra compensation or additional wages or any other remuneration. In the performance of his duties hereunder, it is acknowledged and agreed by the parties that the Executive may be required to travel worldwide.

6              Remuneration

6.1           The Company shall pay to the Executive a salary at the rate of Euros 160,520 per annum (which for the avoidance of doubt, does not include the remuneration payable under the GSA) which shall accrue day to day and be payable by equal monthly instalments in arrears on or about the last day of each calendar month. The Board will review the Executive’s salary annually towards the end of the calendar year. There is no obligation on the Company to increase the Executive’s salary.

6.2           The remuneration specified in clause 6.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

6.3           The Executive hereby authorises the Company to deduct from his remuneration hereunder any sums due from him to the Company including, without limitation, any overpayments made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering such costs) and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive or sums in respect of sub-clause 9.2 of this Agreement. In addition, the Company may deduct any required withholding taxes, social insurance contributions and other amounts in accordance with its normal payroll practices.

6.4           The Executive shall be entitled to an annual bonus in accordance with the terms and conditions of the Company’s bonus scheme from time to time in force. The Executive shall be notified of the details of the bonus scheme under a separate cover which shall be considered an integral part hereof.

7              Expenses

7.1           The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require and subject to the Company’s rules and policies from time to time relating to expenses.

7.2           All travel must be at the most economical rate, although the Board may, in its absolute discretion, authorise business class travel for long-haul flights.

8              Holidays

8.1           The Executive shall be entitled to 25 working days’ paid holiday in each calendar year, it being understood that this is the Executive’s total holiday entitlement in respect of the Employment under this Agreement and also his employment under the GSA (subject only to the Executive’s right to receive his normal remuneration for all bank and public holidays normally observed in Greece). The Executive may only take his holiday at such times as are agreed with the Board.

8.2           In the respective calendar years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

8.3           If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him and the Executive hereby authorises the Company to make such deduction. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof.

8.4           The Executive must take his full holiday entitlement in the relevant calendar year. Holiday entitlement can only be taken in subsequent calendar years with the Board’s prior written approval and the Board will only grant approval in exceptional circumstances. Failure to take holiday entitlement in the appropriate calendar year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

9              Sickness benefits

9.1           The Company shall continue to pay the Executive’s salary during any period of absence on medical grounds up to a maximum of 180 days in any period of 12 months, provided that the Executive shall from time to time if requested:

9.1.1                supply forthwith the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

9.1.2                undergo, at the Company’s expense, a medical examination by a doctor appointed by the Company.

9.2           Payment of the Executive’s salary pursuant to clause 9 shall be inclusive of any State sickness benefit to which the Executive may be entitled. The Company will deduct any other benefit contributions due from the Executive, together with normal deductions for tax and social security.

9.3           The Company reserves the right to terminate the Employment in accordance with the terms of this Agreement when the Executive is absent through sickness or injury at any time, notwithstanding any outstanding or prospective entitlement to pay in accordance with clause 9.1 medical insurance or disability benefit provided for under clause 10.1 below. Except as required by law, the Company shall not be liable for any loss arising from such termination.

10           Employment Benefits

10.1         During the Employment, the Executive shall participate in such employment benefit plans as the Company shall from time to time maintain for the benefit of senior executives subject to their terms and conditions from time to time in force. The Company reserves the right to withdraw or amend such plans including the level of benefits, and reserves the right to terminate the Executive’s participation in such plans. The Company shall not be liable to provide any benefits or any compensation in lieu thereof in circumstances where the plan provider refuses for any reason whatsoever, to provide any benefits to the Executive.

11           Restrictions on other activities by the Executive

11.1         The Executive shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation be employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on any recognised investment exchange (including but not limited to the New York Stock Exchange) as long as not more than 3 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

11.2         The Executive shall comply with:

11.2.1              every rule of law;

11.2.2              the Rules and Regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission; and

11.2.3              every regulation of the Company in force from time to time in relation to dealings in shares or other securities of the Company or any Group Company.

11.3         The Executive (on behalf of himself and his Affiliates) covenants that he shall not deal or become or cease to be interested in any securities of the Company, except in accordance with all applicable law and the Company’s code for securities transactions by directors, as amended from time to time.

11.4         Subject to any regulations issued by the Company, the Executive and his Affiliates shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he or any Affiliate is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

12           Confidential Information and Company Documents

12.1         The Executive recognises that, whilst performing his duties for the Company he will have access to and come into contact with trade secrets and confidential information belonging to the Company and/or any Group Company and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 12 are reasonable and necessary to protect the legitimate business interests of the Company and the Group both during and after the termination of the Employment. The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment directly or indirectly:

12.1.1              divulge or communicate to any person, company, business entity or other organisation;

12.1.2              use for his own purposes or for any purposes other than those of the Company or any Group Company; or

12.1.3              through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information (as defined below) relating to the Company or any Group Company, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

12.2         “Confidential Information” shall mean the names or addresses or other sensitive personal or family data, terms of business and/or requirements of any employee, officer, customer, agent, counsellor or supplier of the Company or Group Company, any pricing or scheduling information, business plans or information relating to its business model, marketing and sales information, business dealings information, codes, invention practises and procedures and programs, financial information, designs, structures research activity information, invention, innovation information which is marked “confidential” or which the Executive is told is confidential or which the Executive might reasonably expect the Company or Group Company would regard as confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

12.3         All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

12.3.1              shall be and remain the property of the Company or the relevant Group Company; and

12.3.2              shall be handed over by the Executive (who shall not keep copies or duplicates of any nature) to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

13           Inventions and other Intellectual Property

13.1         The parties foresee that the Executive may make inventions or create other industrial or intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

13.2         Any Intellectual Property made, created or discovered or registered by the Executive during the Employment (whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith or exploited thereby shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct.

13.3         The Executive if and whenever required so to do by the Company (whether during the Employment or thereafter) shall at the expense of the Company or such Group Company as the Company may direct:

13.3.1              apply or join with the Company or such Group Company in applying for any protection or registration in any part of the world for any such Intellectual Property as aforesaid;

13.3.2              execute all instruments and/or documents and do all things necessary to vest (with full title guarantee) all right title and interest to and in such Intellectual Property absolutely in the Company or such Group Company or in such other person as the Company may specify.

13.3.3              provide to the Company or such Group Company or such other person as the Company may specify all such assistance, at the Company’s cost, as the Company may request in connection with any proceedings or actions relating to such Intellectual Property.

13.4         The Executive hereby irrevocably and unconditionally waives all rights in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable.

13.5         The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. A certificate in writing signed by any Director or by the Secretary of the Company in favour of any third party shall be conclusive evidence that an instrument or act falls within the authority hereby conferred.

14           Termination

14.1         The Employment shall be subject to termination by the Company:

14.1.1              automatically upon the Executive’s death;

14.1.2              by not less than 3 months’ notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing his duties hereunder for a period of or periods aggregating 180 days in the preceding 12 months, provided that if at any time during the notice period the Executive shall provide a medical certificate satisfactory to the Board to the effect that he has fully recovered his physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice;

14.1.3              by summary notice in writing if the Executive shall have:

(a)   committed any serious breach or repeated or continued any material breach of his obligations hereunder; or

(b)   been guilty of conduct (whether in the course of his duties or otherwise) tending to bring himself or the Company or any Group Company into disrepute; or

(c)   become bankrupt or had an interim order made against him under an enactment or compounded with his creditors generally; or

(d)   failed to perform his duties to a satisfactory standard, after having received a written warning from the Company relating to the same; or

(e)   been disqualified from being a director by reason of any order made under any other enactment; or

(f)    been convicted of an offence under any statutory enactment or regulation other than a minor road traffic offence; or

(g)   resigned as a Director of the Company otherwise than at the request of the Company.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

14.2         The Company reserves the right in its absolute discretion to give the Executive pay in lieu of any notice of termination (whether given by the Company or by the Executive) which may, at the Company’s absolute discretion, be paid in instalments. A dismissal without notice per se shall not constitute or imply an election under this clause 14.2. For this purpose, the Executive agrees that pay in lieu will consist of (i) the Executive’s basic salary for the remainder of the relevant period of notice, (ii) a bonus payment equal to 50 per cent. of the Executive’s annual basic salary for the remainder of the relevant period of notice and (iii) a lump-sum cash payment equal to € 20,000 in lieu of any benefits (including accruals of retirement benefits) for the remainder of the relevant period of notice (in each case after deducting income tax and social security contributions).

14.3         In the event of a Change of Control at any time during the Employment and notwithstanding any other provisions of this Agreement:

14.3.1              if the Company serves notice on the Executive to terminate this Agreement within the period of 6 months following the Change of Control for any reason (save for instances of summary dismissal under clause 14.1.3) then the period of notice which must be given by the Company under clause 3.1 will increase to 18 months;

14.3.2              if the Company terminates this Agreement within the period of 6 months following a Change of Control with immediate effect for any reason (save for instances of summary dismissal under clause 14.1.3) the Company shall pay the Payment (as defined below) to the Executive;

14.3.3              the Executive may within the period of 6 months following a Change of Control constructively terminate this Agreement as contemplated in the Bermuda Employment Act of 2000 without notice and the Company shall pay the Payment to the Executive; and

14.3.4              the Company shall take all necessary action to ensure that any unexercised stock options and/or unexercised rights to restricted shares shall crystallise immediately upon a Change of Control, so far as the rules of the relevant stock option or share plan permit.

14.3.5              The Company shall reimburse the Executive for all reasonable legal fees reasonably incurred by the Executive in recovering the amounts lawfully payable in accordance with clauses 14.2 and 14.3 of this Agreement or damages in lieu thereof.

A “Change in Control” shall be deemed to have occurred when:

(i)            After the date hereof, any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Stelmar Shipping Ltd representing more than fifty per cent of the combined voting power of Stelmar Shipping Ltd’s then outstanding securities; or

(ii)           The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is a result of an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of Stelmar Shipping Ltd) whose appointment or election by the Board or nomination for election by Stelmar Shipping Ltd’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)          There is consummated a merger or consolidation of Stelmar Shipping Ltd or any direct or indirect Subsidiary of Stelmar Shipping Ltd with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of Stelmar Shipping Ltd outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Stelmar Shipping Ltd or any Subsidiary of Stelmar Shipping Ltd, at least fifty per cent of the combined voting power of the securities of Stelmar Shipping Ltd or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Stelmar Shipping Ltd (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Stelmar Shipping Ltd representing more than fifty per cent of the combined voting power of Stelmar Shipping Ltd’s then outstanding securities; or

(iv)          The shareholders of Stelmar Shipping Ltd approve a plan of complete liquidation or dissolution of Stelmar Shipping Ltd or there is consummated an agreement for the sale or disposition by Stelmar Shipping Ltd of all or substantially all of Stelmar Shipping Ltd’s assets, other than a sale or disposition by Stelmar Shipping Ltd of all or substantially all of Stelmar Shipping Ltd’s assets to an entity, at least fifty per cent of the combined voting power of the voting securities of which are owned by shareholders of Stelmar Shipping Ltd in substantially the same proportions as their ownership of Stelmar Shipping Ltd immediately prior to such sale.

In this Agreement, “Payment” means the Executive’s (i) basic salary for the period of notice specified in clause 14.3.1, (ii) a bonus payment equal to 50 per cent. of the Executive’s annual basic salary for the relevant notice period and (iii) a lump-sum cash payment equal to €20,000 in lieu of any benefits (including accruals of retirement benefits) for the period of notice specified in clause 14.3.1

14.4         During any period of notice of termination not exceeding 12 months (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises and to direct that the Executive refrains from contacting any customers, clients, suppliers, agents, professional advisers or employees of the Company or any Group Company, provided that this shall not affect the Executive’s entitlement to receive his normal salary and other contractual benefits.

14.5         If (a) the Company in general meeting shall remove the Executive from the office of Director of the Company or (b) under the Articles of Association for the time being of the Company the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a Director of the Company (either such case being referred to in this clause 14.5 as an “Event”), the Board shall be permitted to terminate the Employment with effect from the date of the Event, provided always that:

14.5.1              the Board notifies the Executive in writing of its decision to terminate the Employment within ten working days of the Event; and

14.5.2              the Executive shall be entitled to a payment in lieu of any notice of termination calculated in accordance with clause 14.2 above.

For the avoidance of doubt, if the Board does not exercise its discretion to terminate the Employment under this clause 14.5, the Employment shall continue pursuant to the applicable clauses of this Agreement and no payments shall be due to the Executive by reason of his removal or retirement from the office of Director.

14.6         The receipt of the payments referred to in clauses 14.2, 14.3 and 14.5 above will be conditioned on the Executive’s execution and non-revocation of a release of claims in favour of the Company Group in a form that is reasonably satisfactory to the Company and its counsel.

14.7         On the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

14.7.1              at the request of the Company resign from office as a Director of the Company and all offices held by him in any Group Company and shall transfer without payment to the Company or as the Company may direct any qualifying shares provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

14.7.2              forthwith deliver to the Company all Confidential Information and all materials within the scope of clause 12.3 and all credit cards, keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

14.8         If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of the Employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

15           Restrictive Covenants

15.1         The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company and/or any Group Company and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 15 are reasonable and necessary to protect the legitimate business interests of the Company and the Group Company both during and after the termination of the Employment.

15.2         The Executive hereby undertakes with the Company that he will not either during the Employment nor during the 12 months following the date of termination of the Employment (“Termination Date”) without the prior written consent of the Company whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly, solicit or induce or endeavour to solicit or induce any Employee to cease working for or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract.

For the purposes of this clause, “Employee” means any employee of the Company or any Group Company with whom the Executive had dealings during any part of the 12 months immediately preceding the Termination Date.

15.3         The Executive hereby undertakes with the Company that he will not at any time:

15.3.1              during the continuance of the Employment or after the Termination Date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) Stelmar or incorporating the word Stelmar;

15.3.2              after the Termination Date in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

15.4         While the restrictions in this clause 15 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

16           Notices

16.1         Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

16.2         Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

17           Former Service Agreements

17.1         This Agreement and the GSA constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

17.2         The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company/any Group Company (otherwise than in respect of remuneration and expenses accrued due to 19 July 2004 but not yet paid).

18           Choice of law, submission to jurisdiction and address for service

18.1         This Agreement shall be governed by and interpreted in accordance with Bermuda law (and for the avoidance of doubt the parts of the Executive’s duties undertaken pursuant to the GSA shall be governed by Greek law).

18.2         The Executive hereby submits to the jurisdiction of the courts in Bermuda, but this Agreement may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTED AS A DEED by	)
the Company in the presence of:	)	/s/ Peter Goodfellow

/s/ Olga Lambrianidou

EXECUTED AS A DEED by	)
the Executive	)	/s/ George Dienis
in the presence of:	)	/s/ Olga Lambrianidou

Amendment No. 1

to Service Agreement

Agreement dated as of January 20, 2005 (the “Amendment”) between S.S.L. Services Limited, a Bermuda corporation (the “Company”), and George Dienis (the “Executive”), amending the Agreement dated August 12, 2004 between the Company and the Executive (the “Service Agreement”).

The Company employs the Executive as its Chief Operating Officer pursuant to the Service Agreement. The Company is a subsidiary of Overseas Shipping (GR) Ltd., a Marshall Islands corporation formerly named Stelmar Shipping Ltd. and formerly incorporated in Liberia (“Stelmar”). On January 20, 2005, Stelmar was acquired through merger by Overseas Shipholding Group, Inc. (“OSG”) and the Company became an indirect, wholly-owned subsidiary of OSG. The Company and the Executive desire to amend certain provisions of the Service Agreement as a result of OSG’s acquisition of Stelmar on the terms set forth in this Amendment. Capitalized terms used in this Amendment without definition herein have the meanings assigned them in the Service Agreement.

The parties hereby agree as follows:

1.             Clause 3.2 of the Service Agreement

Clause 3.2 of the Service Agreement is hereby amended to read in its entirety as follows:

“3.2          Notwithstanding clause 3.1, the Employment shall automatically terminate when the Executive reaches the age of 65 unless the Executive is notified otherwise in writing by the Board.”

2.             Clause 6.1 of the Service Agreement

The first sentence of clause 6.1 of the Service Agreement is hereby amended to read in its entirety as follows:

“6.1          The Company shall pay to the Executive a salary of the rate of Euros 242,998 per annum (which for the avoidance of doubt, does not include the remuneration payable under the GSA) which shall accrue day to day and be payable by equal monthly installments in arrears on or about the last day of each calendar month.”

3.                             Clause 14.3 of the Service Agreement

(a)    The first sentence of clause 14.3 of the Service Agreement is hereby amended to read in its entirety as follows:

“14.3        In the event of a Change in Control occurring on or before January 20, 2005 during the Employment and notwithstanding any other provisions of this Agreement:”

(b)           The following Clause 14.3.6 is hereby added to the Service Agreement immediately after Clause 14.3.5 of the Service Agreement:

“14.3.6          Notwithstanding any other provision of this Agreement, the provisions of this Agreement concerning a Change in Control, including the provisions of clauses 14.3.1 through 14.3.5, shall have no effect and be deemed void with respect to any Change in Control that occurs after January 20, 2005.”

4.             Governing Law; Continuing Effectiveness of Service Agreement

(a)    This Amendment shall be governed by and interpreted in accordance with Bermuda law.

(b)    Except as amended by this Amendment, the Service Agreement shall remain in full force and effect.

In Witness Whereof, this Agreement has been executed as of the day and year first above written.

S.S.L. Services Limited

	By:	/s/Morten Arntzen
Witnessed by:		Name:Morten Arntzen
Title: Authorized Signatory
/s/James I. Edelson

Witnessed by:

/s/James I. Edelson		/s/George Dienis
George Dienis